 NEWS RELEASE

ProAssurance Reports Fourth Quarter and Year-End 2011 Results

BIRMINGHAM, AL – (PRNewswire) – February 22, 2012 – ProAssurance Corporation (NYSE: PRA) reports Operating Income of $279 million or $9.03 per diluted share for 2011, and $132 million or $4.27 per diluted share for the fourth quarter of 2011. For the year, Gross Premiums Written were $566 million, a 6% increase over 2010, and for the quarter, Gross Premiums Written were $115 million, a 3%
decrease from the prior year. Book Value per share rose to $70.84, a 17% increase in 2011; Shareholders’ Equity also increased 17% during the year, to $2.2 billion.

Unaudited Consolidated Financial Summary (in thousands)
	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
Gross Premiums Written	$115,101	$118,509	$565,895	$533,205
Net Premiums Written	$136,815	$121,624	$558,507	$505,407
Net Premiums Earned	$161,649	$139,983	$565,415	$519,107
Net Investment Income	$34,383	$36,033	$140,956	$146,380
Equity in Earnings (Loss) of Unconsolidated Subsidiaries	$(3,103)	$(1,299)	$(9,147)	$1,245
Net Investment Result	$31,280	$34,734	$131,809	$147,625
Net Realized Investment Gains (Losses)	$11,641	$8,535	$5,994	$17,342
Other Income	$1,822	$2,220	$13,566	$7,991
Total Revenues	$206,392	$185,472	$716,784	$692,065
Net Losses and Loss Adjustment Expenses	$(35,664)	$(5,921)	$162,287	$221,115
Underwriting, Policy Acquisition and Operating Expenses	$32,887	$40,040	$136,421	$134,980
Interest Expense	$833	$820	$3,478	$3,293
Total Expenses	$(1,944)	$34,939	$302,186	$359,388
Tax Expense	$67,734	$48,480	$127,502	$101,079
Net Income	$140,602	$102,053	$287,096	$231,598
Operating Income	$131,508	$96,065	$278,514	$219,457
Net Cash Provided by Operating Activities	$52,964	$30,565	$159,364	$139,191

Earnings per Share
	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
Weighted average number of common shares outstanding (in 000’s)
Basic	30,547	30,721	30,570	31,788
Diluted	30,834	31,151	30,842	32,176
Operating Income per share (Basic)	$4.31	$3.13	$9.11	$6.90
Operating Income per share (Diluted)	$4.27	$3.08	$9.03	$6.82
Net Income per share (Basic)	$4.60	$3.32	$9.39	$7.29
Net Income per share (Diluted)	$4.56	$3.28	$9.31	$7.20

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Non-GAAP Financial Measures
Operating Income is a “Non-GAAP” financial measure that is widely used in our industry to evaluate the performance of underwriting operations. Operating Income excludes the after-tax net effects of confidential settlements in 2011 and the effects of Net Realized Investment (Gains) Losses and Guaranty Fund (Recoupments) Assessments. We believe it presents a useful view of the performance of our insurance operations. While we believe disclosure of certain Non-GAAP information is appropriate, you should not consider this information without also considering the information we present in accordance with GAAP, which includes the net effect of confidential settlements in 2011 and Net Realized Investment (Gains) Losses and Guaranty Fund (Recoupments) Assessments during the periods presented below. The following table reconciles Net Income to Operating Income.

Reconciliation of Net Income to Operating Income (in thousands, except per share data)
	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
Net Income	$140,602	$102,053	$287,096	$231,598
Items Excluded in the Calculation of Operating Income:
Effect of Confidential Settlements	$(2,243)	$-	$(7,143)	$-
Net Realized Investment (Gains) Losses	$(11,641)	$(8,535)	$(5,994)	$(17,342)
Guaranty Fund (Recoupments) Assessments	$(107)	$(677)	$(66)	$(1,336)
Pre-Tax Effect of Exclusions	$(13,991)	$(9,212)	$(13,203)	$(18,678)
Tax Effect at 35%	$4,897	$3,224	$4,621	$6,537
Operating Income	$131,508	$96,065	$278,514	$219,457
Per Diluted Common Share:
Net Income	$4.56	$3.28	$9.31	$7.20
Effect of Adjustments	$(0.29)	$(0.20)	$(0.28)	$(0.38)
Operating Income Per Diluted Common Share	$4.27	$3.08	$9.03	$6.82

Key Ratios
	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
Current Accident Year Loss Ratio	91.5%	94.4%	86.3%	87.7%
Effect of Prior Accident Year Reserve Development	(113.6%)	(98.6%)	(57.6%)	(45.1%)
Net Loss Ratio	(22.1%)	(4.2%)	28.7%	42.6%
Expense Ratio	20.1%	28.4%	23.8%	25.4%
Combined Ratio	(2.0%)	24.2%	52.5%	68.0%
Operating Ratio	(23.3%)	(1.5%)	27.6%	39.8%
Return on Equity	26.9%	22.2%	14.3%	13.0%

We calculate Return on Equity by dividing annualized Net Income for the period by the average of beginning and ending Shareholders’ Equity.

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Management Commentary
“We are unwavering in our determination to provide unquestioned financial strength for our policyholders and to deliver ever-increasing value for our shareholders. We believe our results in 2011 are a direct result of this dedication to the long-term success of ProAssurance,” said W. Stancil Starnes, the Chairman and Chief Executive Officer of ProAssurance. He added, “Our commitment to the principles of Treated Fairly and our disciplined operational strategy are the foundations on which we are building a nimble organization that provides truly unique professional liability products for our customers.”

Business Detail

Gross Premiums Written were $566 million in 2011, a $33 million (6%) increase over the prior year’s $533 million. Our acquisition of American Physicians Service Group (APS) contributed $55 million to Gross Premiums Written in 2011, and our Certitude program with Ascension Health added $8 million in the year. In the fourth quarter, Gross Premiums Written were $115 million, 3% lower than in the final quarter of 2010.

Renewal pricing on our physician medical professional liability book (including APS) averaged 1% lower than in 2010. In the fourth quarter of 2011, our average renewal pricing was up 2%, compared to the same period a year ago. Retention was 89% for 2011, down a point from 2010.

We recognized net favorable loss reserve development of $326 million in 2011, compared to $234 million in 2010. For the fourth quarter of 2011, net favorable reserve development was $184 million, compared to $138 million a year ago. The net favorable loss development is a direct result of loss severity continuing to come in at levels below those we considered when establishing our initial reserves. The decline in claim frequency experienced through the middle of the last decade has not yet resulted in higher average loss payments, despite expectations to the contrary.

Investment Commentary

Our 2011 Net Investment Result (Net Investment Income, plus Equity in Earnings (Loss) of Unconsolidated Subsidiaries) was $132 million, compared to $148 million in 2010. In the fourth quarter of 2011 our Net Investment Result was $31 million, a $3 million decrease from the same period a year ago.

The persistent low yield environment resulted in a decline in Net Investment Income as we worked to maintain a high quality well diversified fixed income portfolio. For 2011, Net Investment Income was $141 million, compared with $146 million in 2010. For the fourth quarter of 2011, Net Investment Income was $34 million, compared to $36 million during the year-ago period.

We experienced a loss of $9 million in our Equity in Earnings (Loss) of Unconsolidated Subsidiaries in 2011, which compares to a $1 million gain in 2010. For the fourth quarter, the loss in our Equity in Earnings (Loss) of Unconsolidated Subsidiaries was $3 million, compared to a loss of $1 million in the fourth quarter of 2010. Our 2011 results primarily reflect negative returns from one of our investments and normal amortization of tax credit limited partnerships. The tax credit investments reduce Equity in Earnings (Loss) of Unconsolidated Subsidiaries, but have a favorable effect on our tax liabilities.

The CUSIP-level disclosure of our investment holdings as of December 31, 2011 is available under Supplemental Investor Information in the Investor Relations section of our website, www.ProAssurance.com.

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Capital Management
We paid our first ever cash dividend of $0.25 per common share in October, 2011 and declared a second $0.25 per common share dividend in December that was paid in January 2012.

We repurchased 341,000 shares of our common stock in 2011 a cost of $21.0 million; no shares were repurchased in the fourth quarter. We have approximately $188 million remaining in the authorization granted by our Board in November 2010. Since 2005, we have purchased 6.1 million shares of our stock at a cost of $321 million.

Balance Sheet Highlights (in thousands, except per share data)
	December 31, 2011	December 31, 2010
Shareholders’ Equity	$2,164,453	$1,855,863
Total Investments	$4,090,541	$3,990,431
Total Assets	$4,998,878	$4,875,056
Policy Liabilities	$2,580,966	$2,781,830
Accumulated Other Comprehensive Income (Loss)	$130,037	$79,124
Goodwill	$159,625	$161,453
Book Value per Share	$70.84	$60.35

About ProAssurance
ProAssurance Corporation is the nation’s largest independently traded specialty writer of medical professional liability insurance. ProAssurance is recognized as one of the top performing insurance companies in America by virtue of our inclusion in the Ward’s 50 for the past five years. ProAssurance is rated “A” (Strong) by Fitch Ratings; ProAssurance Group is rated “A” (Excellent) by A.M. Best.

Conference Call Information

Live: Thursday, February 23, 2012, 10:00 am et. Investors may dial (888) 417-8465 (toll free) or (719) 457-2679. The call will also be webcast on our website, www.ProAssurance.com, and on StreetEvents.com.

Replay: By telephone, through March 31, 2012, at (888) 203-1112 or (719) 457-0820, using access code 5814984. The replay will also be available on our website, www.ProAssurance.com, and on StreetEvents.com.

Podcast: A replay, and other information about ProAssurance, is available on a free subscription basis through a link on the ProAssurance website or through Apple’s iTunes.

Caution Regarding Forward-Looking Statements
Statements in this news release that are not historical fact or that convey our view of future business, events or trends are specifically identified as forward-looking statements. Forward-looking statements are based upon our estimates and anticipation of future events and highlight certain risks and uncertainties that could cause actual results to vary materially from our expected results. We expressly claim the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, for any forward-looking statements in this news release. Forward-looking statements represent our outlook only as of the date of this news release. Except as required by law or regulation, we do not undertake and specifically decline any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

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Forward-looking statements are generally identified by words such as, but not limited to, “anticipate,” “believe,” “estimate,” “expect,” “hope,” “hopeful,” “intend,” “may,” “optimistic,” “potential,” “preliminary,” “project,” “should,” “will,” and other analogous expressions. When we address topics such as liquidity and capital requirements, the value of our investments, return on equity, financial ratios, net income, premiums, losses and loss reserves, premium rates and retention of current business, competition and market conditions, the expansion of product lines, the development or acquisition of business in new geographical areas, the availability of acceptable reinsurance, actions by regulators and rating agencies, court actions, legislative actions, payment or performance of obligations under indebtedness, payment of dividends, and other similar matters, we are making forward-looking statements. The following important factors are among those that could affect the actual outcome of future events:

the expected benefits from completed and proposed acquisitions may not be achieved or may be delayed longer than expected due to business disruption, loss of customers, employees and key agents, increased operating costs or inability to achieve cost savings, and assumption of greater than expected liabilities, among other reasons;

general economic conditions, either nationally or in our market areas, that are different than anticipated;
our ability to maintain our dividend payments;
regulatory, legislative and judicial actions or decisions that could affect our business plans or operations;
the enactment or repeal of tort reforms;
formation or dissolution of state-sponsored medical professional liability insurance entities that could remove or add sizable groups of physicians from the private insurance market;
the impact of deflation or inflation;
changes in the interest rate environment;
changes in U.S. laws or government regulations regarding financial markets or market activity that may affect the U.S. economy and our business;
changes in the ability of the U.S. government to meet its obligations that may affect the U.S. economy and our business;
performance of financial markets affecting the fair value of our investments or making it difficult to determine the value of our investments;

changes in accounting policies and practices that may be adopted by our regulatory agencies and the Financial Accounting Standards Board, the Securities and Exchange Commission, or the Public Company Accounting Oversight Board;

changes in laws or government regulations affecting medical professional liability insurance or the financial community;
the effects of changes in the healthcare delivery system, including, but not limited to, the Patient Protection and Affordable Care Act;
consolidation of healthcare providers and entities that are more likely to self insure and not purchase medical professional liability insurance;
uncertainties inherent in the estimate of loss and loss adjustment expense reserves and reinsurance, and changes in the availability, cost, quality, or collectability of insurance/reinsurance;

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the results of litigation, including pre- or post-trial motions, trials and/or appeals we undertake;
allegation of bad faith which may arise from our handling of any particular claim, including failure to settle;
loss of independent agents;
changes in our organization, compensation and benefit plans;
our ability to retain and recruit senior management;
our ability to purchase reinsurance and collect recoveries from our reinsurers;
assessments from guaranty funds;
our ability to achieve continued growth through expansion into other states or through acquisitions or business combinations;
changes to the ratings assigned by rating agencies to our insurance subsidiaries, individually or as a group;
provisions in our charter documents, Delaware law and state insurance law may impede attempts to replace or remove management or attempts to initiate a takeover;
state insurance restrictions may prohibit assets held by our insurance subsidiaries, including cash and investment securities, from being used for general corporate purposes;

taxing authorities can take exception to our tax positions and cause us to incur significant amounts of defense costs and, if our defense is not successful, additional tax costs, including interest and penalties; and

insurance market conditions may alter the effectiveness of our current business strategy and affect our revenues.

Additional risk factors that may cause outcomes that differ from our expectations or projections are described in various documents filed by ProAssurance Corporation with the Securities and Exchange Commission, such as current reports on Form 8-K, and regular reports on Forms 10-Q and 10-K, particularly in “Item 1A, Risk Factors.”

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Contact:
Frank B. O’Neil, Sr. Vice President, Corporate Communications & Investor Relations
800-282-6242 • 205-877-4461 • foneil@ProAssurance.com

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